FOR IMMEDIATE RELEASE
August 7, 2002

Tellabs CEO and CFO file certification of SEC reports ahead of schedule

Naperville, Ill. — Tellabs Chairman and CEO Michael J. Birck and Chief Financial Officer Joan E. Ryan signed and filed sworn statements this week with the U.S. Securities and Exchange Commission (SEC) attesting to the accuracy of the company’s most recent annual and quarterly reports filed with the SEC, ahead of the Aug. 14 deadline. To view a copy of the filings and the confirmation from the SEC that such filings comply with the SEC form requirement go to www.sec.gov.

Birck and Ryan affirmed with the SEC the accuracy of the annual 10-K report for the fiscal year ended Dec. 28, 2001, and all subsequent 10-Q and 8-K reports to the date of the filing.

“We are committed to providing our stockholders with accurate, easy-to-understand information about Tellabs,” Ryan said. “Tellabs is focused on accountability and integrity, and we absolutely stand behind our results.”

Tellabs was named one of “America’s Best Corporate Citizens” and ranked first in customer satisfaction by Business Ethics in 2002. The company also was named one of Fortune magazine’s most admired companies.

Tellabs provides innovative bandwidth management solutions to help carriers around the world move communications most efficiently and effectively. The world communicates through Tellabs — most telephone calls and Internet sessions in several countries, including the United States, flow through the company’s equipment. Tellabs employee-owners develop and deploy solutions that provide aggregation, grooming and business services in metro/regional networks in more than 100 countries (NASDAQ: TLAB; www.tellabs.com).

CONTACTS:
Jean Medina
+1.630.798.2509
jean.medina@tellabs.com
Jennifer Stiglic
+1.630.798.2505
jennifer.stiglic@tellabs.com

Tellabs and the Tellabs logo are registered trademarks of Tellabs or one of its affiliates in the United States and/or other countries. All other company names and products mentioned herein may be the property of their respective companies.